Exhibit 99.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

FOR YEARS FOLLOWING THE FIRST FISCAL YEAR

PURSUANT TO EESA §111(b)(4)

I, Mark S. Merrill, the Chief Financial Officer of Virginia Commerce Bancorp, Inc. (the “Company”), certify, based on my knowledge, that:

(i) The Company’s Personnel and Compensation Committee has discussed, reviewed and evaluated with the senior risk officer at least every six months during the fiscal year ended December 31, 2011 the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(ii) During the fiscal year ended December 31, 2011, the Company’s Personnel and Compensation Committee did not identify any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company or of the employee compensation plans that pose risks to the Company. The Company’s Personnel and Compensation Committee will, at least once every six months during the TARP period, identify and limit any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and identify any features of the employee compensation plans that pose risks to the Company, and limit those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The Company’s Personnel and Compensation Committee has reviewed, at least every six months during the fiscal year ended December 31, 2011, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and limited any such features. The Company’s Personnel and Compensation Committee will, at least once every six months during the TARP period, review the terms of each employee compensation plan, and identify any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and limit any such features;

(iv) The Company’s Personnel and Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v) The Company’s Personnel and Compensation Committee will provide a narrative description of how it limited during the fiscal year ended December 31, 2011 the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), to the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the fiscal year ended December 31, 2011 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the fiscal year ended December 31, 2011;

(viii) The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the fiscal year ended December 31, 2011;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the fiscal year ended December 31, 2011; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The Company will permit a non-binding shareholder resolution in compliance with applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2011;

(xi) The Company will disclose the amount, nature, and justification for the offering, during the fiscal year ended December 31, 2011, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) The Company will disclose whether the Company, the Company’s board of directors, or the Company’s Personnel and Compensation Committee engaged during the fiscal year ended December 31, 2011 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the fiscal year ended December 31, 2011;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The Company will submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 13, 2012

/s/ Mark S. Merrill
Mark S. Merrill
Executive Vice President and Chief Financial Officer

End of Annual Report on Form 10-K

for the year ended December 31, 2011

Directors

Leonard Adler

Chairman of the Board of Directors,

Adler Financial Group

Michael G. Anzilotti

President (Retired),

Virginia Commerce Bancorp, Inc.

Thomas E. Burdette

Managing Member,

Burdette, Smith & Bish, LLC.

Peter A. Converse

President and Chief Executive Officer,

Virginia Commerce Bancorp, Inc.

President and Chief Executive Officer,

Virginia Commerce Bank

W. Douglas Fisher

Chairman of the Board of Directors,

Virginia Commerce Bancorp, Inc.

Co-founder and Vice President (Retired),

AZTECH Corporation (computer software and systems company).

David M. Guernsey

Vice Chairman of the Board of Directors,

Virginia Commerce Bancorp, Inc.

Founder and Chief Executive Officer,

Guernsey Office Products, Inc

Kenneth R. Lehman

Private Investor, Attorney and Banking Entrepreneur

Norris E. Mitchell

Co-owner,

Gardner Homes Realtors

Todd A. Stottlemyer

Chief Executive Officer,

Acentia

Executive Officers

Peter A. Converse

President and Chief Executive Officer

Richard B. Anderson, Jr.

Executive Vice President and Chief Lending Officer

Mark S. Merrill

Executive Vice President and Chief Financial Officer

Steven A. Reeder

Executive Vice President and Chief Deposit Officer

Dennis M. Coombe

Executive Vice President and Chief Credit Officer

Christopher J. Ewing

Executive Vice President and Chief Operating Officer

Patricia M. Ostrander

Executive Vice President and Chief Administrative Officer